As filed with the Securities and Exchange Commission on February 6, 2001
                                                 Registration No. 333-______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            COLONIAL PROPERTIES TRUST

       (Exact name of Registrant as specified in its Declaration of Trust)

              Alabama                                      59-7007599
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
  Incorporation or Organization)

                       2101 Sixth Avenue North, Suite 750
                            Birmingham, Alabama 35202
                                 (205) 250-8700

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Thomas H. Lowder
                       2101 Sixth Avenue North, Suite 750
                            Birmingham, Alabama 35202
                                 (202) 250-8700

          (Name, and address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             J. Warren Gorrell, Jr.
                                   Alan L. Dye
                             Hogan & Hartson L.L.P.
                                 Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

================================================ ================== ==================== ===================== ===================

-----------------------------------------------                      Proposed maximum      Proposed maximum
                                                   Amount to be       aggregate price     aggregate offering       Amount of
            Title of each class of                registered (1)    per security (2)(3)      price (2)(3)       registration fee
          securities to be registered                                                                                 (3)
------------------------------------------------ ------------------ -------------------- --------------------- -------------------

Common Shares of Beneficial Interest .......         11,622,041            $27.26           $316,816,837.70         $79,204.21
================================================ ================== ==================== ===================== ===================


(Footnotes on the following page)

    The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================


(1) Includes 425,925 shares that may be issued upon redemption of units of limited partnership interest of Colonial Realty Limited Partnership
         ("Units") issued pursuant to the Colonial Realty Limited Partnership Executive Unit Purchase Plan. Of these shares, 254,353 shares also are being registered for resale by "affiliates" of the Registrant, but are not counted twice for purposes of the amount to be registered. Also includes, for resale by selling shareholders, 408,791 common shares previously issued in unregistered transactions, and 10,787,325 common shares that may be issued upon redemption of outstanding Units (other than Units issued pursuant to the Executive Unit Purchase Plan).

(2) Estimated solely for purposes of calculating the registration fee. The Registrant will not receive any separate consideration for common shares that are issued upon redemption of units of Colonial Realty Limited Partnership.

(3) Calculated on the basis of the average of the high and low sale prices of the Registrant's common shares as reported on the New York Stock Exchange on ____________, 2001, in accordance with Rule 457(c) under the Securities Act of 1933.

                  Preliminary Prospectus dated February 6, 2001

                              Subject to Completion

PROSPECTUS

                            COLONIAL PROPERTIES TRUST

                 11,622,041 Common Shares of Beneficial Interest

This prospectus relates to 425,925 common shares of beneficial interest, par value $.01 per share, that we may issue to the holders of 425,925 Class A units of limited partnership interest of Colonial Realty Limited Partnership upon tender of these units for redemption in accordance with the partnership agreement of Colonial Realty Limited Partnership. These 425,925 units were issued on January 25, 2000 pursuant to the Colonial Realty Limited Partnership Executive Unit Purchase Plan. These units became redeemable, at the option of the holder, beginning January 25, 2001, subject to limitations imposed by the Executive Unit Purchase Plan and the Registration Rights and Lock-up Agreement entered into by each participant in the plan. These limitations expire no later than January 25, 2005. Unitholders who validly tender their units for redemption will be entitled to receive, at our option, a number of common shares equal to the number of units tendered, or cash equal to the value of that number of shares.

This prospectus also relates to the resale of 254,353 of the common shares that we may issue to participants in the Executive Unit Purchase Plan who are our "affiliates." In addition, the prospectus relates to the resale of 10,787,325 common shares that we may issue in unregistered transactions upon redemption of other units that are currently outstanding and 408,791 common shares that we issued in unregistered transactions at the time of our initial public offering. Registration of common shares for resale will permit the holders of the shares to sell them, without restriction, in the open market or otherwise.

The registration of these common shares, for initial issuance or for resale, does not necessarily mean that any unitholders will elect to redeem their units. Also, we may elect to pay cash for units tendered rather than issue common shares. Although we will incur expenses in connection with the registration of the common shares, we will not receive any cash proceeds upon their issuance, nor will we receive any proceeds from the resale of common shares by our affiliates or other selling shareholders.

Our common shares are listed on the New York Stock Exchange under the trading symbol "CLP."

Consider carefully the risk factors beginning on page 6 in this prospectus for factors that are relevant to an investment in the common shares, including special considerations that apply to redeeming unitholders.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the SEC. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any state where the offer or sale is unlawful.

          Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ______________, 2001

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY..........................................................3
      Special Note Regarding Forward-Looking Information....................3
      Important Risks in Owning Our Common Shares...........................4
      The Company...........................................................4
      Offered Shares........................................................4
      Tax Status of the Company.............................................5
RISK FACTORS................................................................6
      A unitholder who redeems units may have adverse tax effects...........6
      Differences between an investment in our common shares and an investment in units may affect redeeming unitholders
               adversely....................................................6
      Our performance is subject to general risks associated with the real estate industry...............................................6
      Debt financing, financial covenants, our degree of leverage and increases in interest rates could adversely affect our
               economic performance.........................................9
      Some of our general partner's  trustees and officers have conflicts of interest and could  exercise  influence in a manner
               inconsistent with holders of interests in the Company.......10

      We do not control our management, leasing and brokerage businesses...11 We are subject to risks associated with the property management, leasing and brokerage businesses ...........................11
      We are dependent on external sources of capital......................11
      We may change our business policies in the future....................12
      We intend to qualify as a REIT, but we cannot guarantee that we will qualify................................................12
      Restrictions on the acquisition and change in control of the
              Company may have adverse affects on the value of our common shares.......................................................12
      Our earnings and cash  distributions  will affect the market price of our common shares...................................12
     Market interest rates and low trading volume may have an effect on the value of our  shares.....................................13
     A large number of shares  available for future sale could  adversely affect the market price of our common shares.................13

REGISTRAR AND TRANSFER AGENT...............................................13
USE OF PROCEEDS............................................................13
REDEMPTION OF UNITS........................................................14
      Tax Consequences of the Redemption...................................14
      Comparison of Ownership of Units and Common shares...................17
SELLING SHAREHOLDERS.......................................................30
FEDERAL INCOME TAX CONSIDERATIONS..........................................33
      Taxation of the Company..............................................33
      Tax Aspects of the Company's Investments in Partnerships.............39
      Taxation of Taxable Domestic Holders of Common Shares................40
      Taxation of Tax-Exempt Shareholders..................................43
      Taxation of Foreign Shareholders.....................................43
      Backup Withholding and Information Reporting Requirements............46
      Other Tax Considerations.............................................47
PLAN OF DISTRIBUTION.......................................................48
WHERE YOU CAN FIND MORE INFORMATION........................................50
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................50
LEGAL MATTERS..............................................................51
EXPERTS....................................................................51

     When we refer to "the Company" or "we," "us," or "our" in this prospectus, we mean Colonial Properties Trust, an Alabama real estate investment trust, and one or more of its subsidiaries (including the Operating Partnership, Colonial Properties Services Limited Partnership and Colonial Properties Services, Inc.) or, as the context may require, Colonial Properties Trust only.

                               PROSPECTUS SUMMARY

Portions of this summary highlight information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering of common shares you should read the entire prospectus carefully, including the risk factors and federal income tax considerations.

               Special Note Regarding Forward-Looking Information

     This prospectus includes forward-looking statements that involve risks and uncertainties. Whenever you see the words "believes," "anticipates," "expects" or similar words indicating uncertainty, you should remember that the statements are based on assumptions. These assumptions are subject to risks and uncertainties that could cause actual financial results or management plans and objectives to differ materially from those projected or expressed in this prospectus. Such differences may occur, for example, because of changes in:

o national and regional economic conditions (especially in multifamily and retail property occupancies and rental growth in the Sunbelt region of the United States);

o        demand for multifamily and retail properties;

o        availability and creditworthiness of prospective tenants;

o        competition with other companies;

o our ability to identify and secure additional properties and property locations;

o the effect of prevailing market interest rates and the pricing of our common shares;

o        the acceptance of our financing plans by the capital markets; and

o other risks which may have been or will be discussed in this prospectus or in our other filings with the SEC.

     We recommend that you consider carefully the risks associated with these assumptions before making any investment in our common shares.

     We are not obligated to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

                   Important Risks in Owning Our Common Shares

     Before you decide to redeem your units, or to purchase common shares covered by this prospectus you should read carefully the "Risk Factors" section which begins on page 6 of this prospectus.

                                   The Company

     We are one of the largest owners, developers and operators of multifamily, retail and office properties in the Sunbelt region of the United States. We are a fully-integrated real estate company whose activities include, as of December 31, 2000, the ownership and operation of a portfolio of 115 properties located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia, development of new properties and acquisitions of existing properties. We are a self-administered equity REIT that, as of December 31, 2000, owned 53 multifamily apartment communities containing a total of approximately 17,000 apartment units, 45 retail properties containing a total of approximately 15.3 million square feet of retail shopping space, 17 office properties containing a total of approximately 3.2 million square feet of office space, and parcels of land adjacent to or near some of these properties (collectively, the "Properties").

     We are the sole general partner of and, as of December 31, 2000, held approximately 64.9% of the units and 55.6% of the preferred units of the Colonial Realty Limited Partnership (which we will refer to in this prospectus as the "Operating Partnership"). We conduct all of our business through the Operating Partnership and our two management subsidiaries, Colonial Properties Services Limited Partnership, which provides services for our properties, and Colonial Properties Services, Inc., which provides management services for properties owned by third parties. As sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership, subject to a few exceptions.

     Our experienced staff of approximately 1,054 employees provides a full range of real estate services from our headquarters in Birmingham, Alabama and from sixteen regional offices located in the Birmingham, Mobile, Huntsville and Montgomery, Alabama, Orlando and Tampa, Florida, Greenville, South Carolina, Burlington, North Carolina, Macon and Atlanta, Georgia metropolitan areas, and Temple, Texas, and from the locations of our properties.

     We are an Alabama real estate investment trust. Our principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and our telephone number is (205) 250-8700.

                                 Offered Shares

     This prospectus relates to the offering of 425,925 common shares of beneficial interest that we may issue to holders of 425,925 units issued pursuant to the Operating Partnership's Executive Unit Purchase Plan. These units were initially issued to employees of the Operating Partnership on January 25, 2000.

Under the terms of the Operating Partnership's partnership agreement, units may be redeemed by unitholders for cash or, at our election, a number of our common shares equal to the number of units redeemed. For purposes of this prospectus, the term "unitholder" refers to holders of units issued under the Executive Unit Purchase Plan as described in this paragraph. The ability of unitholders to redeem their units is restricted by the Executive Unit Purchase Plan and a Registration Rights Lock-up Agreement to which each unitholder is a party.

     This prospectus also relates to the resale by our trustees and executive officers of 254,353 common shares they may receive upon redemption of units they purchased under the Executive Unit Purchase Plan. In addition, this prospectus relates to the resale of 10,787,325 common shares that we may issue in unregistered transactions upon redemption of units that the Operating Partnership issued in connection with its acquisition of real property and other assets, and 408,791 common shares that we issued in unregistered transactions at the time of our initial public offering in 1993. The persons whose resales of common shares are covered by this prospectus are referred to in this prospectus as "selling shareholders" and are listed below under the caption "Selling Shareholders."

     We will not receive any cash proceeds from the issuance of common shares upon a unitholder's redemption of units. We will, however, become the owner of any units we redeem for common shares, which will increase our ownership interest in the Operating Partnership. We will not receive any proceeds resulting from a selling shareholder's resale of common shares.

                            Tax Status of the Company

     We have elected to be taxed as a REIT under the Internal Revenue Code. We believe that we qualify for taxation as a REIT and generally, as a REIT, we will not be subject to federal income tax on net income that we distribute to our shareholders. We currently are required, among other things, to distribute at least 90% of our taxable income, excluding any net capital gain. Even if we qualify to be taxed as a REIT, we are subject to federal, state and local taxes on our income and property and to federal income and excise tax on the income we do not distribute. In addition, Colonial Properties Services, Inc. is subject to federal, state and local taxes on its income and assets.

                                  RISK FACTORS

     Described below are the risks that we believe are material to investors who purchase, own or redeem units for our common shares.

      A unitholder who redeems units may have adverse tax effects.

      A unitholder who redeems units will be treated for tax purposes as having sold the units in a fully taxable transaction. The sale will be taxable and the unitholder will be treated as realizing an amount equal to the sum of the value of the common shares or cash that the unitholder receives plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed units. It is possible that the amount of gain the unitholder recognizes could exceed the value of the common shares or cash that the unitholder receives. In particular, if the unitholder has a "negative capital account," the unitholder's taxable gain will exceed the value of the common shares or cash received by the portion of that negative capital account attributable to the units redeemed. It is even possible that the tax liability resulting from this gain could exceed the value of the common shares or cash that the unitholder receives. In
addition,   the  unitholder's  ability  to  sell  common  shares  received  upon redemption in order to raise cash to pay the resulting tax liability may be restricted due to the level of our common shares' trading volume.

     Differences between an investment in our common shares and an investment in units may affect redeeming unitholders adversely.

     If a unitholder elects to redeem units, we will determine whether the unitholder receives cash or common shares in exchange for the units. Although an investment in our common shares is substantially similar to an investment in units, there are some differences between ownership of units and ownership of common shares. These differences include differences in the form of organization and management structure of the Company and the Operating Partnership, differences in voting rights and liquidity of units and common shares, and differences in federal income taxation of unitholders and shareholders. As a result of fluctuations in the common share price, the price a unitholder receives for the common shares may not equal the value of the units redeemed. See "Redemption of Units - Comparison of Ownership of Units and Common Shares" below.

Our performance is subject to general risks associated with the real estate industry

     Redeeming unitholders, and other investors in our common shares, will be subject to the operational risks of our business. These operational risks include the following:

         Our assets may not generate sufficient income to pay our expenses, and we may not be able to control our operating costs

     If our assets do not generate income sufficient to pay our expenses and maintain our properties, or if we do not adequately control our operating costs, we may not be able to pay our expenses, maintain our properties or service our debt. A number of factors may adversely affect our ability to generate sufficient income. These factors include:

o whether or not we can attract tenants at favorable rental rates, which will depend on several factors, including:

                  -- local conditions such as an oversupply of, or reduction in demand for, multifamily, retail or office properties;

                  -- the attractiveness of our properties to residents, shoppers and tenants, and

                   --  decreases in market rental rates;

o        our ability to collect rent from our tenants.

         Factors that may adversely affect our operating costs include:

o the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time;

o        the need periodically to repair, renovate and relet space;

o the cost of compliance with governmental regulation, including zoning and tax laws;

o        the potential for liability under applicable laws;

o        interest rate levels; and

o        the availability of financing.

         Our expenses may remain constant even if our revenues decrease

     The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues drop, we may not be able to reduce our expenses accordingly. Loan payments are an example of a cost that will not be reduced if our revenues decrease. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take the property, resulting in a further reduction in revenues.

         We may be unable to renew leases or relet space as leases expire

     If our tenants decide not to renew their leases upon their expiration, we may not be able to relet the space. Even if the tenants do renew or we can relet the space, the terms of renewal or reletting, including the cost of required renovations, may be less favorable than current lease terms. If we are unable to renew the leases or relet the space promptly, or if the rental rates upon renewal or reletting are significantly lower than expected rates, then our cash flow will be adversely affected.

         We depend on local economic conditions in our primary markets

     All of our properties are located in the Sunbelt region of the United States, and 49 of our properties are located in Birmingham and Montgomery, Alabama, Orlando, Florida and Macon, Georgia. Our performance and ability to pay our expenses, maintain our properties and service our debt could be adversely affected by economic conditions in the Sunbelt region and in Birmingham, Montgomery, Orlando and Macon in particular.

         New acquisitions and developments may fail to perform as expected

     Assuming we are able to obtain capital on commercially reasonable terms, we intend to selectively acquire multifamily, retail or office properties where we perceive investment opportunities that are consistent with our business strategies. Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to the standards we have established for its intended market position. In addition, we may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms.

         Competition for acquisitions could result in increased prices for properties

     We expect other major real estate investors with significant capital to compete with us for attractive investment opportunities. These competitors include publicly traded REITs, private REITs, investment banking firms and private institutional investment funds. This competition could increase prices for multifamily, retail or office properties.

         Our development and expansion activities may result in significant costs, and new properties may be slow to generate income

     We intend to continue to develop new properties and expand existing properties where we believe that development or expansion is consistent with our business strategies. New projects subject us to a number of risks, including the risks that:

o        construction delays or cost overruns may increase project costs;

o permanent debt or equity financing may not be available on acceptable terms to finance new development or expansion projects;

o        we may fail to meet anticipated occupancy or rent levels;

o we may fail to secure required zoning, occupancy or other governmental permits and authorizations; and

o changes in applicable zoning and land use laws may require us to abandon projects prior to their completion, resulting in the loss of development costs incurred up to the time of abandonment.

         Because real estate investments are illiquid, we may not be able to sell properties when appropriate

     Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond to changes in the performance of our investments could adversely affect our ability to service our debt.

         Environmental problems are possible and can be costly

     Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or petroleum product releases at the property, without regard to whether the owner or operator knew or caused the presence of the contaminants. If unidentified environmental problems arise at one of our properties, we may have to make substantial payments to a governmental entity or third parties for property damage and for investigation and clean-up costs. Even if more than one person may have been responsible for the contamination, we may be held responsible for all of the clean-up costs incurred. Our liability under environmental laws could adversely affect our cash flow and our ability to service our debt.

     At one of our properties, the Gadsden Mall in Gadsden, Alabama, four underground storage tanks were removed in 1989. In connection with the removal of these gasoline storage tanks, associated petroleum contamination was discovered in the soil and groundwater. Because the tanks were registered with the Alabama Department of Environmental Management and the facility was in compliance with regulations prior to the incident, we have been reimbursed under the Alabama Underground Storage Tank Trust Fund for the costs incurred to date in connection with the ongoing cleanup, and we expect to be reimbursed for the remaining costs as well. We have received a "no further action" letter from the Alabama Department of Environmental Management.

     On December 29, 1998, we acquired Bel Air Mall in Mobile, Alabama. During the course of our environmental due diligence, we identified several different areas of the property in which contamination is present. One of those areas involves drycleaner solvent; the others involve petroleum contamination. The Alabama Department of Environmental Management is overseeing the investigation and cleanup of the drycleaner contamination. It is possible that a claim could be asserted against us, as owner of the property, for the investigation and remediation of the contamination. Under the terms of the purchase and sale agreement, the former owner of the property purchased a $10 million insurance policy and established escrow accounts totaling $1,275,000 to cover the costs associated with investigating and remediating the contaminated areas. In addition, subject to limitations, the seller will be performing all required remediation of the drycleaner contamination.

     In December of 2000, an environmental consulting firm performed an environmental assessment of one of our properties, the Colonial Promenade Tuskawilla shopping center in Winter Springs, Florida. The environmental assessment indicated that an area of the property and the groundwater beneath it was contaminated with drycleaner solvent from a drycleaning facility located on the property. The environmental consultant has suggested further evaluation of the property to determine whether the contamination can or should be remediated. Although the site of the drycleaning facility has been accepted into a Drycleaner Solvent Cleanup Program funded by the Florida Department of Environmental Protection, at this time, we do not know whether the site will be remediated under this program. It is possible that claims related to the contamination could be asserted against us, as owner of the property, including for the investigation and remediation of contamination.

         Some potential losses are not covered by insurance

     We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, certain types of losses, such as lease and other contract claims, that generally are not insured. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Debt financing, financial covenants, our degree of leverage and increases in interest rates could adversely affect our economic performance

         Scheduled debt payments could adversely affect our financial condition

     Our business is subject to risks normally associated with debt financing. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing, such as the possible reluctance of lenders to make commercial real estate loans, result in higher interest rates, increased interest expense would adversely affect cash flow and our ability to service our debt.

         Our  obligation  to  comply  with  financial   covenants  in  our  debt
agreements could restrict our range of operating activities

     Our credit facility contains customary restrictions, requirements and other limitations on our ability to incur debt, including:

o        debt to assets ratios;

o        secured debt to total assets ratios;

o        debt service coverage ratios; and

o        minimum ratios of unencumbered assets to unsecured debt.

     The indenture under which our senior unsecured debt is issued contains financial and operating covenants including coverage ratios. Our indenture also limits our ability to:

o        incur secured and unsecured indebtedness;

o        sell all or substantially all or our assets; and

o        engage in mergers, consolidations and acquisitions.

         Our degree of leverage could limit our ability to obtain additional financing

     Our "debt to market capitalization" ratio, which we calculate as total debt as a percentage of total debt plus the market value of outstanding units and our outstanding common shares, was approximately 53.9% as of December 31, 2000. Increases in our leverage could adversely affect our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes, and may make us more vulnerable to a downturn in business or the economy generally.

         Rising interest rates could adversely affect our cash flow

     Advances under our credit facility bear interest at a variable rate ranging between 80 and 135 basis points above LIBOR. We may borrow additional money with variable interest rates in the future, and may enter into other transactions to limit our exposure to rising interest rates as appropriate and cost effective. Increases in interest rates, or the loss of the benefits of hedging agreements, would increase our interest expense, which would adversely affect cash flow and our ability to service our debt.

Some of our general partner's trustees and officers have conflicts of interest and could exercise influence in a manner inconsistent with holders of interests in the Company

     As a result of their substantial ownership of common shares and units, Messrs. Thomas Lowder, the Company's Chairman of the Board, Chief Executive Officer and President, and James Lowder, Harold Ripps, Herbert Meisler and William Johnson, each of whom is a trustee of the Company, might seek to exert influence over our decisions as to sales or refinancings of particular properties we own. Any such exercise of influence might produce decisions that are not in the best interest of all of the holders of interests in the Company.

     The Lowder family, which includes Thomas and James Lowder, who are brothers, and their affiliates, holds interests in companies that have performed construction, management, insurance brokerage and other services with respect to our properties. These companies may perform similar services for us in the future. As a result, the Lowder family may realize benefits from transactions between such companies and the Company that are not realized by other holders of interests in the Company. In addition, Thomas and James Lowder, as trustees of the Company, may be in a position to influence the Company to do business with companies in which the Lowder family has a financial interest. Our policies may not be successful in eliminating the influence of conflicts. Moreover, transactions with companies controlled by the Lowder family, if any, may not be on terms as favorable to us as we could obtain in an arms-length transaction with a third party.

       We do not control our management, leasing and brokerage businesses

     To facilitate the maintenance of our REIT qualification, we have a "non-controlled subsidiary," Colonial Properties Services, Inc., which conducts management, leasing and brokerage business for properties the Company does not wholly own. While we own 99% of the economic interest in this non-controlled subsidiary, 99% of its voting stock is owned by members of the Lowder family. We therefore lack the ability to set the business policies and operations of this non-controlled subsidiary. Prior to March 31, 2001, however, Colonial Properties Services, Inc. will elect to be a "taxable REIT subsidiary" of the Company. As a result, we will no longer be prevented from owning a controlling voting interest in Colonial Properties Services, Inc. It is expected that, after the effective date of Colonial Properties Services, Inc.'s taxable REIT subsidiary election, the Operating Partnership will acquire both the Company's interest and the Lowder family's interest in Colonial Properties Services, Inc., which will then be a wholly owned subsidiary of the Operating Partnership.

        We are subject to risks associated with the property management, leasing and brokerage businesses

     In addition to the risks we face as a result of our ownership of real estate, we face risks relating to the property management, leasing and brokerage businesses of Colonial Properties Services, Inc. including risks that:

o management contracts or service agreements with third-party owners will be lost to competitors;

o contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms; and

o        leasing and brokerage activity generally may decline.

Each of these developments could adversely affect our ability to pay our expenses, maintain our properties or service our debt.

We are dependent on external sources of capital

     To qualify as a REIT, we must distribute to our shareholders each year at least 90% of our REIT taxable income, excluding any net capital gain. Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs from income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of our shareholders' interests, and additional debt financing may substantially increase our leverage.

We may change our business policies in the future

     Our major policies, including our policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by our board of trustees. Although it has no present intention to do so, the board may amend or revise these and other policies from time to time. A change in these policies could adversely affect our financial condition, results of operations or ability to service debt.

We intend to qualify as a REIT, but we cannot guarantee that we will qualify

     We believe that we have qualified for taxation as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1993. If we qualify as a REIT, we generally will not be subject to federal income tax on our income that we distribute to our shareholders. We plan to continue to meet the requirements for taxation as a REIT, but we may not qualify. Many of the REIT requirements are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from sources that are itemized in the REIT tax laws. We generally are prohibited from owning more than 10% of the voting securities or more than 10% of the value of the outstanding securities of any one issuer, subject to certain exceptions, including an exception with respect to corporations electing to be "taxable REIT subsidiaries," and we are also required to distribute to shareholders at least 90% of our REIT taxable income, excluding capital gains. The fact that we hold most of our assets through the Operating Partnership further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for us to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize our REIT status.

     If we failed to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the Internal Revenue Service granted us relief under certain statutory provisions, we would remain disqualified as a REIT for the four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to shareholders. This would likely have a significant adverse affect on the value of our common shares. In addition, we would no longer be required to make any distributions to shareholders, but we would still be required to distribute quarterly substantially all of our net cash revenues to our unitholders.

Restrictions on the acquisition and change in control of the Company may have adverse affects on the value of our common shares.

     Various provisions of our Declaration of Trust restrict the possibility for acquisition or change in control of the Company, even if the acquisition or change in control were in the shareholders' interest.

Our earnings and cash distributions will affect the market price of our common shares.

     We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our shares may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common shares. In addition, we are subject to the risk that our cash flow will be insufficient to meet the required payments on our preferred shares and the Operating Partnership's preferred units. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our shares.

Market interest rates and low trading volume may have an effect on the value of our shares.

     The market price of shares of a REIT may be affected by the distribution rate on those shares, as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of our shares may expect a higher annual distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. This could cause the market price of our common shares to go down. In addition, although our common shares are listed on the New York Stock Exchange, the daily trading volume of our shares may be lower than the trading volume for other industries. As a result, our investors who desire to liquidate substantial holdings may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market value of the shares.

A large number of shares available for future sale could adversely affect the market price of our common shares.

     The sales of a substantial number of common shares, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company may currently issue up to 11,213,250 common shares upon redemption of currently outstanding units. No prediction can be made about the effect that future sales of common shares will have on the market price of our common shares.

                          REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for the common shares is Boston Equiserve, N.A.

                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of common shares upon a unitholder's redemption of units. We will, however, become the owner of any units we redeem for common shares, which will increase our ownership interest in the Operating Partnership. We will not receive any proceeds resulting from a selling shareholder's resale of common shares. We have agreed to pay all expenses of effecting the registration of the shares offered for resale, other than underwriting discounts, sales and commissions, fees and disbursements of counsel, and transfer taxes, which will be paid by the selling shareholders.

                               REDEMPTION OF UNITS

     This prospectus relates to up to 425,925 common shares that we may issue from time to time to unitholders upon the redemption of their units, which were issued in connection with the Operating Partnership's Executive Unit Purchase Plan. Generally, each holder of units issued by the Operating Partnership, other than us, has the right to require that the Operating Partnership redeem the holder's units by delivering a written notice to the Operating Partnership as described below. If we do not assume the Operating Partnership's obligation to redeem a unitholder's units, the unitholder will receive, for each unit tendered cash in an amount equal to the market value of one common share, subject to anti-dilution adjustments. The market value of our common shares will be deemed to be equal to the average of the closing trading price of our common shares (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was received by the Operating Partnership.

     As general partner of the Operating Partnership, we have the right under the partnership agreement to assume directly and satisfy the redemption right of a unitholder described above. If we elect to assume and satisfy the unitholder's redemption right, the unitholder will receive, for each unit tendered, at our option, either (1) the cash amount equal to the market value of one common share, subject to anti-dilution adjustments, or (2) one common share. We anticipate that we generally will elect to assume directly and satisfy any redemption right exercised by a unitholder through the issuance of common shares pursuant to this prospectus. In that case, we will acquire and become the owner of the units being redeemed. Such an acquisition by us will be treated as a sale of the units to us for federal income tax purposes. See "--Tax consequences of redemption" below. Upon redemption, the unitholder's right to receive distributions with respect to the units redeemed will cease. However, if units are redeemed for common shares, the unitholder will have all of the rights of one of our shareholders from the time of acquisition of the shares.

      A unitholder must notify the Operating Partnership and us, as the general partner of the Operating Partnership, of the unitholder's desire to redeem units by sending a written notice in the form attached as an exhibit to the Operating Partnership's partnership agreement, a copy of which we can provide to unitholders upon request. The unitholder must request the redemption of at least 1000 units, or, if less, all of the unitholder's remaining units. A unitholder will not be entitled to exercise its unit redemption right if the delivery of common shares upon redemption would be prohibited under the provisions of our Declaration of Trust, including those designed to protect our qualification as a REIT, or under applicable federal or state securities laws.

Tax Consequences of the Redemption

     The following discussion summarizes the material federal income tax considerations that may be relevant to you if you elect to exercise your unit redemption right.

     Federal Income Tax Treatment of a Redemption of Units. If we elect to exercise our right under the partnership agreement to acquire your units in exchange for cash or our common shares, the transaction will be a fully taxable sale to you for federal income tax purposes and your amount realized on the redemption would equal the sum of:

o        any cash received;
o        the fair market value of common shares received; and
o the amount of the Operating Partnership liabilities allocated to the units redeemed at the time of the redemption.

Your taxable gain and the tax consequences of that gain would be determined as described under "-Tax Treatment of Sale of Units" below.

     If we do not elect to acquire your units in exchange for cash or our common shares, the Operating Partnership is required to redeem those units for cash. If the Operating Partnership redeems units for cash contributed by us in order to effect the redemption, the redemption likely will be treated as a sale of the units to us in a fully taxable transaction, although the matter is not free from doubt. Under these circumstances, your amount realized would equal the sum of:

o        the cash received; and
o the amount of Operating Partnership liabilities allocated to the units redeemed at the time of the redemption.

Your taxable gain and the tax consequences of that gain would be determined as described under "-Tax Treatment of Sale of Units" below.

     If a unit is redeemed for cash that is not contributed by us to effect the redemption, your tax treatment will depend upon whether or not the redemption results in a disposition of all of your units. If all of your units are redeemed, your taxable gain and the tax consequences of that gain will be determined as described under "-Tax Treatment of Sale of Units" below. However, if less than all of your units are redeemed, you will not be allowed to recognize loss on the redemption and will recognize taxable gain only if and to the extent that your amount realized on the redemption, calculated as described above, exceeds your basis in all of your units immediately before the redemption.

     Tax Treatment of Sale of Units. If a unit is sold, transferred as a gift, or otherwise disposed of, gain or loss from the disposition will be based on the difference between the amount realized on the disposition and the your basis attributable to the unit. The amount realized on the disposition of a unit generally will equal the sum of:

o        any cash received;
o        the fair market value of any other property received; and
o the amount of Operating Partnership liabilities allocated to the units redeemed at the time of the redemption.

     You will recognize gain on the disposition of a unit to the extent that the amount realized exceeds your basis for the unit. Because the amount realized includes any amount attributable to the relief from Operating Partnership liabilities attributable to the unit, you could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the unit. In particular, if you have a "negative capital account" with respect to your units, your taxable gain will exceed the value of the common shares or cash received by the amount of that "negative capital account."

     Generally, gain recognized on the disposition of a unit will be capital gain. However, any portion of your amount realized on the disposition of a unit that is attributable to "unrealized receivables" of the Operating Partnership, as defined in section 751 of the Internal Revenue Code, will give rise to ordinary income. The amount of ordinary income that would have to be recognized would be equal to the amount by which your share of unrealized receivables of the Operating Partnership exceeds your basis attributable to those assets. Unrealized receivables include, to the extent not previously included in the Operating Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the redemption.

     Net capital gain from the sale of an asset held one year or less is subject to tax at the applicable rate for ordinary income. For noncorporate taxpayers, gain from the sale of a capital asset generally will be long-term capital gain if the asset has been held for more than one year. The applicable tax rate for long-term capital gain will depend on the shareholder's holding period in the asset and the shareholder's tax bracket. However, a 25% rate applies to the extent that net capital gains attributable to the sale of depreciable real property are attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules. The applicable provisions of the Internal Revenue Code give the Internal Revenue Service the authority to publish Treasury Regulations regarding the application of the 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the partnership that have not otherwise been recaptured as ordinary income. The Internal Revenue Service has issued proposed regulations regarding the application of the 25% rate to sales of interests in partnerships. While there is some uncertainty regarding whether the 25% rate would apply to sales of partnership interests before final Treasury Regulations are issued, the Internal Revenue Service has taken the position, for which there appears to be some support in the applicable legislative history, that the 25% rate currently applies to sales of interests in partnerships. Under this view, any gain on the sale of an Operating Partnership unit held for more than one year could be treated partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by the Operating Partnership that have not been otherwise recaptured as ordinary income. Even in the event that the 25% exception does not currently apply to sales of interests in partnerships that hold depreciable real property, the Internal Revenue Service has proposed regulations that, if finalized, would apply the exception definitively to such a sale. Each Operating Partnership unitholder should consult with its own tax advisor regarding the application of the 25% rate to a sale of Operating Partnership units and the potential application of the proposed Treasury Regulations.

     Basis of Units. In general, if you received units in exchange for a contribution of property then you had an initial tax basis in the units equal to your basis in the contributed property plus your share of the Operating Partnership's liabilities. If you purchased the units for cash then you had an initial tax basis in the units equal to the purchase price plus your share of the Operating Partnership's liabilities. Your initial basis in its units will generally be increased by your share of:

o        the Operating Partnership taxable income; and
o        any increases in liabilities incurred by the Operating Partnership.

Generally, your initial basis in the units of the Operating Partnership will be decreased, but not below zero, by the your of:

o        the Operating Partnership distributions;
o decreases in liabilities of the Operating Partnership, including any decrease in its share of the liabilities of the Operating Partnership;
o        losses of the Operating Partnership; and
o nondeductible expenditures of the Operating Partnership that are not chargeable to capital.



               Comparison of Ownership of Units and Common shares

     An investment in our common shares is substantially equivalent economically to an investment in units of the Operating Partnership. A holder of a common share receives the same distribution that a holder of a unit receives, and shareholders and holders of units generally share in the risks and rewards of ownership in the enterprise being conducted by us, through the Operating Partnership. However, there are some differences between ownership of units and ownership of common shares.

     The comparisons below are intended to help unitholders understand how their investment will be changed if their units are redeemed for common shares.

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                   OPERATING PARTNERSHIP
------------------------------------------------------------

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                       COMPANY
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                     Form of Organization and Assets Owned

The Operating Partnership is a Delaware limited partnership. The Operating Partnership owns interests, directly and through subsidiaries, in our properties and, through subsidiaries, conducts our management and leasing business. The Operating Partnership is not permitted to take any action which would adversely affect our REIT status.

The Company is an Alabama real estate investment trust (REIT), which is governed by the Alabama Real Estate Investment Trust Act that was enacted in July 1995. The Company is the sole general partner of the Operating Partnership and conducts all of its business through the Operating Partnership and our two management subsidiaries, Colonial Properties Services Limited Partnership and Colonial Properties Services, Inc. As sole general partner of the Operating Partnership, the Company will have exclusive power to manage and conduct the business of the Operating Partnership, subject to certain exceptions.

                                Additional Equity

The Operating Partnership is authorized to issue units and such other partnership interests, including partnership interests, including partnership interests of different series or classes that may be se4nior to units, as we may determine. The Operating Partnership may issue units and other partnership interests to us in exchange forthe proceeds we raise in an offering of our comparable shares.

The Company is authorized to issue both common and preferred shares representing a beneficial interest in the Company. The Board of Trustees of the Company may amend the Declaration of the Trust to increase or decrease the aggregate number of shares or the number of shares of any class that the REIT has authority to issue and may fix from time to time the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of series of preferred stock.

                               Borrowing Policies

The Operating Partnership has no restrictions on borrowings, and we are authorized to borrow money on behalf of the Operating Partnership. On behalf of the general partner, our Board of Trustees has adopted a policy that currently limits the debt-to-total market capitalization ratio of the Operating Partnership to 50%, but the Board of Trustees may alter this policy at any time.

The Company has no restrictions on borrowings, and the Board of Trustees is authorized to borrow or in any other manner raise money for the purposes and on the terms its determines.

                               Management Control

Generally, all management powers over the business and affairs of the Operating Partnership are vested in us as general partner of the Operating Partnership, and no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. Exceptions to this are that:

o we cannot take any action contrary to the Operating Partnership's partnership agreement without written consent of all the limited partners;

o we cannot cause the Operating Partnership to dispose of all or substantially all of its assets without the consent of the holders of three-fourths (3/4) of the outstanding common units, including units we own;

o    until   December  31,  2013,  we  cannot  cause  or  permit  the  Operating
     Partnership to dissolve if one or more of the original limited partners objects to dissolution; and

o from January 1, 2014 through December 31, 2043, we cannot cause or permit the Operating Partnership to dissolve if original limited partners holding at least 5% of the units object to dissolution.

The limited partners cannot remove us as general partner.

Generally, all management powers over the business and affairs of the Company are vested in the Board of Trustees of the Company. The members of the Board of Trustees are elected by a majority vote of the holders of record of outstanding voting shares in the Company. The total number of trustees is determined by a two-thirds vote of the trustees then in office. The total number of trustees divided into three classes as nearly equal as possible with the term of office of one class expiring each year.

                                Fiduciary Duties

Under Delaware law, we, as general partner of the Operating Partnership, are required to exercise good faith in all of our dealings relating to partnership affairs. Under the partnership agreement, however, we are under no obligation, except under limited circumstances, to consider the tax consequences to, or separate interests of, the limited partners in deciding whether to cause the Operating Partnership to take any actions. We are not liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the limited partners in connection with such decisions, provided that we have acted in good faith.

Alabama law does not specifically set forth any standard of care to be exercised by the Company's trustees. However, it does provide that a trustee shall not be relieved from liability to the Company or its security holders for any act that constitutes bad faith, willful misfeasance, gross negligence or reckless disregard of the trustee's duties.

                    Management Liability and Indemnification

We are liable for the obligations and debts of the Operating Partnership, unless limits as to these liabilities are stated in the document or instrument evidencing the obligation. The Operating Partnership will indemnify us and any of our trustees or officers from and against all losses, claims, damages, liabilities, joint or several, expenses including legal fees, fines, settlements and other amounts incurred in connection with any specified actions relating to the operations of the Operating Partnership in which we or any such trustee or officer is involved. The Operating Partnership will not indemnify us or our trustees or officers, however, if an act was done in bad faith and was material to the lawsuit, any of us received an improper personal benefit, or in the case of any criminal proceeding, any of us had reasonable cause to believe an act we did was unlawful. The Operating Partnership may reimburse reasonable expenses incurred by an indemnitee in advance of the final disposition of the proceeding if the Operating Partnership receives an affirmation by the indemnitee of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking by such indemnitee to repay the amount if it is determined that such standard was not met.

The individual members of the Board of Trustees are not personally liable for the obligations of the Company; provided, however, that a trustee is not relieved from liability for any act that constitutes bad faith, willful misfeasance, gross negligence or reckless disregard of the trustees' duties. Under Alabama law, a REIT formed in Alabama is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Company's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted under Alabama law.

                             Antitakeover Provisions

Except in limited circumstances as described below under "Voting Rights," we have exclusive management power over the business and affairs of the Operating Partnership. The limited partners cannot remove us as the general partner of the Operating Partnership. [Under certain circumstances, we may prevent a limited partner from transferring an interest in the Operating Partnership or any rights as a limited partner. We may exercise this right to deter, delay or hamper attempts by persons to acquire a majority interest in the Operating Partnership.] If the Company purchases units at a discount as a result of the exercise by one or more of the Company's shareholders of "rights" issued under the Company's Shareholder Rights Plan, each holder of common units (other than any holder whose acquisition of common shares resulted in the rights becoming exercisable) will be entitled to purchase a number of common units at the discounted price sufficient to enable the holder to avoid dilution of his or her ownership interest in the Operating Partnership.

The Declaration of Trust contains certain restrictions on transfer and ownership of shares in the Company for the purpose of assisting the Company in maintaining its status as a REIT under the Internal Revenue Code of 1986, as amended. Subject to certain exceptions contained in the Declaration of Trust, any person who beneficially owns or attempts to beneficially own shares in excess of the limitations set forth in the Declaration of Trust may be subject to mandatory redemption or sale in certain events and certain purported acquisitions of shares in excess of such limitations shall be void ab initio. Generally, the Board of Trustees is solely responsible for the management of the Company and a member of the Board of Trustees may be removed from office with or without cause only at a meeting of the shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds (2/3) of the shares then outstanding and entitled to vote in the election of Trustees.

                                  Voting Rights

Limited partners have voting rights only as to the dissolution of the Operating Partnership, the sale of all or substantially all of the assets of the Operating Partnership and amendments of the partnership agreement. Otherwise, we make all decisions relating to the operation and management of the Operating Partnership. The Operating Partnership has the following classes of outstanding units: class A common units, series A preferred units and series B preferred units. As of August 28, 2000, we owned approximately 66% of the common and preferred units. As partners redeem units, or if we acquire additional units in exchange for the proceeds of offerings of our securities, our percentage ownership of the units will increase. If additional units are issued to third parties, our percentage ownership of the units will decrease.

Alabama law does not restrict the voting rights of the Company shareholders. The holders of shares of voting common stock are entitled to one vote per share on all matters upon which shareholders are entitled to vote. The Board of Trustees is permitted to fix the voting powers and other rights of shares of unissued stock which may be issued from time to time. Pursuant to the Declaration of Trust, and subject to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations, the holders of common voting shares are entitled to vote only on the following matters: (a) an increase or decrease in the number of trustees; (b) election or removal of trustees; (c) amendment of the Declaration of Trust; (d) termination of the trust; (e) reorganization of the trust; (f) merger, consolidation or sale or other disposition of all or substantially all of the trust Property; and (g) termination of the trust's status as a real estate investment trust under the REIT provisions of the Code. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting is binding upon the trustees.

       Amendment of the Partnership Agreement or the Declaration of Trust

We or any limited partner holding 20% or more of the common units may propose to amend the partnership agreement. Such proposal, in order to be effective, must be approved by the vote of holders of at least a majority of common units (including units held by us). In addition, we may, without the consent of the limited partners, amend the partnership agreement for the following purposes:

o to add to our obligations as general partner or surrender any right or power for the benefit of the limited partners;

o to reflect the admission, withdrawal or other similar changes of a limited partner;

o to set forth rights and preferences of holders of additional partnership units;

o        to reflect inconsequential changes; and

o to satisfy any requirements contained in a federal or state agency order or other federal or state law.


The Declaration of Trust may be amended by (i) the adoption of a proposed amendment by the trustees and submission of such proposed amendment to the shareholders for their consideration, and (ii) the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon, except that provisions relating to (a) the resignation, removal or death of a trustee, (b) amendment of the Declaration of Trust, and (c) termination of the Company may not be amended or effected without the affirmative vote of the holders of two-thirds of the shares then outstanding and entitled to vote thereon. The trustees, by a two-thirds (2/3) vote, may amend provisions of the Declaration of Trust from time to time as necessary to enable the Company to qualify as a real estate investment trust under the REIT provisions of the Code or under Alabama law. The trustees, by a two-thirds vote, may also amend the Declaration of Trust from time to time as necessary to increase or decrease the aggregate number of shares or the number of shares of any class that the Company has authority to issue.

       Vote Required to Dissolve The Operating Partnership or the Company

Through December 31, 2013, we cannot elect to dissolve the Operating Partnership if any original limited partner who was a limited partner on September 29, 1993 holding units issued at such time objects to such dissolution. From January 1, 2014 through December 31, 2043, we cannot elect to dissolve the Operating Partnership if any original limited partner who was a limited partner on September 29, 1993 and who held at least 5% of the units on September 29, 1993 objects to dissolution. On or after January 1, 2044, we may dissolve the Operating Partnership without the consent of the limited partners.

The Board of Trustees may propose dissolution for submission to the shareholders of the Company. Pursuant to the Declaration of Trust, for a proposal to dissolve to be adopted, (i) the Board of Trustees must recommend dissolution to the shareholders and (ii) the proposal to dissolve must be approved by each voting group entitled to vote separately on the proposal by two-thirds (2/3) of all the votes entitled to be cast on the proposal by that voting group. In the alternative, the Company may be dissolved by the written consent of all of its shareholders.

                          Vote Required to Sell Assets

We cannot cause the Operating Partnership to sell, exchange, transfer or otherwise dispose of all or substantially all of the Operating Partnership's assets without the consent of holders of three-fourths (3/4) of the outstanding common units, including units we hold.

The Board of Trustees has broad authority under the Declaration of Trust to sale, exchange, transfer or dispose of the assets of the Company, subject only to the required approval of a majority of the shareholders for any such action that would result in the sale or other disposition of all or substantially all of the assets of the Company. Alabama law requires that the Declaration of Trust not be amended to authorize such action on the concurrence of less than a majority of the votes entitled to be cast on such a matter.

                             Vote Required to Merge

We generally cannot cause the Operating Partnership to merge or consolidate without the consent of holders of three-fourths (3/4) of the outstanding common units, including units we hold.

The Board of Trustees can not cause the Company to merge or consolidate without the approval by each voting group entitled to vote separately on the proposal by two-thirds (2/3) of all the votes entitled to be cast on the proposal by that voting group.

                             Liability of Investors

The liability of the limited partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership, together with interest in any undistributed income, if any. Units, upon issuance, will be fully paid and nonassessable.

Both Alabama statutory law governing REITs and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any liabilities, duties or obligations of, or claims against, the Company, whether arising before or after the holder became the owner or holder of the shares or beneficial interest. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability.

                            Review of Investor Lists

Limited partners, upon written demand with a statement of the purpose of such demand and at the limited partner's expense, are entitled to obtain a current list of the name and last known business, residence or mailing address of each limited partner of the Operating Partnership.

A shareholder who shall have been a holder of record of shares for 180 days immediately preceding his demand or who is the holder of record of at least five percent of the outstanding shares is entitled to inspect and copy during regular business hours at a reasonable location, for any proper purpose, the names and addresses of the shareholders of the Company.

         The following describes certain of the investment attributes and legal rights associated with the ownership of units and common shares.

------------------------------------------------------------
                           UNITS
------------------------------------------------------------

------------------------------------------------------------
                          SHARES
------------------------------------------------------------



                              Nature of Investment

The units constitute equity interests entitling each limited partner to his proportionate share of cash distributions made to the limited partners of the Operating Partnership.

A share represents a transferable unit of beneficial interest in the Company. The designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such shares may be fixed by the Board of Trustees.

                                    Liquidity

Under the partnership agreement, a limited partner may transfer units without our consent except for under the following circumstances:

o if we believe the transfer would require the filing of a registration statement or would otherwise violate the law;

o if the transfer would result in the Operating Partnership being taxed as a corporation;

o if the transfer is made through an established securities market or secondary market; or

o if the transfer is to a lender of the Operating Partnership whose loan constitutes a nonrecourse liability.

Subject to conditions, each unitholder has the right to elect to have his, her or its units redeemed by the Operating Partnership. Upon redemption, such unitholder will receive, at our election, either common shares or the cash equivalent in exchange for such units.

The units issued under the Executive Unit Purchase Program are subject to limitations imposed by the Registration Rights and Lock-Up Agreement which provides that the unitholders may not, without our prior written consent, redeem, offer, sell, pledge, contract to sell or otherwise dispose of the units for a period of five years beginning January 25, 2000. Under certain limited circumstance, such as disability, retirement or acceleration of the unitholder's program loan, a unitholder will be permitted to dispose of units before the lock-up period expires.

The Declaration of Trust contains certain restrictions on transfer and ownership of shares in the Company for the purpose of assisting the Company in maintaining its status as a REIT under the Internal Revenue Code of 1986, as amended. Subject to certain exceptions contained in the Declaration of Trust, any person who beneficially owns or attempts to beneficially own shares in excess of the limitations set forth in the Declaration of Trust may be subject to mandatory redemption or sale in certain events and certain purported acquisitions of shares in excess of such limitations shall be void ab initio.

                                    Taxation

The Operating Partnership is not subject to federal income taxes. Instead, each holder of units includes his allocable share of the Operating Partnership's taxable income or loss in determining his individual federal income tax liability.

Income and loss from the Operating Partnership generally will be subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from the Operating Partnership that is considered "passive income" generally can be offset only against income and loss from other investments that constitute "passive activities," unless the Operating Partnership is considered a "publicly traded partnership," in which case income and loss from the Operating Partnership can be offset only against other income and loss from the Operating Partnership. Income of the Operating Partnership, however, attributable to dividends or interest paid by the property service businesses will not qualify as passive income and cannot be offset with losses and deductions from a "passive activity," including losses and deductions attributable to the Operating Partnership's multifamily rental activities.

Cash distributions from the Operating Partnership will not be taxable to a holder of units except to the extent they exceed the holder's basis in his interest in the Operating Partnership, which includes the holder's allocable share of the Operating Partnership's debt.

Each year, holders of units receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Operating Partnership owns property, even if they are not residents of those states.



The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. Provided that the Company otherwise qualifies for such treatment (see Federal Income Tax Considerations below), the Company will generally be required to make dividend distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to 90% of the Company's taxable income in order to maintain such treatment. To the extent that the Company does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its taxable income, as adjusted, it will be subject to a corporate tax on the undistributed amount at regular corporate tax rates.

A REIT calculates its taxable income in a manner similar to other domestic corporations, with the major difference being that a REIT is entitled to a deduction for dividends paid. Because a REIT is not a pass-through entity, income and deductions may not be allocated among the shareholders. Furthermore, the Company's net operating losses will not flow through to the shareholders. Dividends we pay will be treated as "portfolio" income and cannot be offset with losses from passive activities.

Distributions we make to our taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions in excess of current or accumulated earnings and profits generally will be treated as a non-taxable return of basis to the extent of the shareholder's adjusted basis in its shares, with the excess taxed as capital gain. Distributions that are designated as capital gain dividends will be taxed as gain from the sale of a capital asset held for more than one year. We may elect to require our shareholders to include our undistributed capital gains in income, in which case shareholders would be entitled to a tax credit equal to their proportionate share of the tax actually paid by us on such undistributed capital gains. In addition, shareholders would increase their tax basis in their shares by the difference between the amount of undistributed capital gain they include in income and the amount of their tax credit.

Each year, shareholders will receive a Form 1099-DIV regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain and, if applicable, a Form 2439 indicating any undistributed capital gain that shareholders must include in income.

Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income tax outside of their state of residence with respect to our operations and distributions. The Company may be required to pay tax in states in which it is authorized to do business.

                              SELLING SHAREHOLDERS

     We may issue up to 254,353 common shares to participants in the Executive Unit Purchase Plan who are our affiliates, if and to the extent those participants tender their units for redemption and we issue common shares to them in exchange therefor. This prospectus covers the resale of those shares. This prospectus also covers the resale of up to 408,791 common shares issued in unregistered transactions in connection with the Company's initial public offering in 1993, and the resale of up to 10,787,325 shares issuable in unregistered transactions upon redemption of units issued in connection with or after the Company's initial public offering in exchange for properties or other assets. All resales of common shares will be made as provided below under the caption "Plan of Distribution" or as described in a prospectus supplement.

     The following table provides the name of each selling shareholder. The table also provides the number of common shares that may be offered by each selling shareholder pursuant to this prospectus. As used in this prospectus, the term "selling shareholder" also includes transferees, assignees, donees, distributees, pledgees or other successors in interest of any person identified as a selling shareholder. Because the selling shareholders may sell all or some of their offered shares, no estimate can be made of the number of offered shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. There is no assurance that the selling shareholders will sell any of the offered shares.

                                                                 Shares Offered
                                                                     Hereby

Colonial Commercial Investments....................................1,495,073
Equity Partners Joint Venture......................................1,074,550
Catherine K. Lowder..................................................457,477
Thomas H. Lowder.....................................................507,042
James K. Lowder......................................................507,041
Robert E. Lowder.....................................................846,078
Winter Park Pines, Ltd...............................................161,720
Hawkins Irrevocable Trust
  dated October 18, 1983..............................................51,817
Jack L. Ray...........................................................34,572
Lugenia M. Ray........................................................17,245
Thomas H. Lowder Irrevocable Children's Trust............................195
Robert E. Lowder Irrevocable Children's Trust............................195
James K. Lowder Irrevocable Children's Trust.............................195
Harold W. Ripps....................................................1,925,975
Irving D. Meisler....................................................115,067
Meisler Enterprises, L.P. ...........................................526,934
Chester L. Parker, Jr. ...............................................24,256
Bamil Investment Company.............................................915,823
Mayer Mitchell........................................................91,402
Abraham A. Mitchell...................................................91,402
Irby M. Cohen..........................................................4,666
Carolyn B. Nelson......................................................4,666
Ingram D. Tynes........................................................9,331
Tynes Development Corporation..........................................6,500
William L. Welch.......................................................1,107
Lonnie B. Welch........................................................1,107
The Chrencik Living Trust
  dated July 20, 2000..................................................1,107
Howard B. Nelson, Jr. ................................................17,595
M. Miller Gorrie.....................................................109,383
John P. Darnall, III..................................................23,379
Brent J. Mitchell.....................................................14,194
Robert M. Weber........................................................3,584
Richard C. Mitchell....................................................4,436
Melinda M. Wertheim....................................................4,436
Joy M. Grodnick........................................................4,436
Lisa M. Bukstein.......................................................4,436
William M. Johnson...................................................579,901
Phyllis B. Johnson....................................................12,706
Lakewood/Parkway Joint Venture........................................13,555
Richard M. Drew.......................................................59,462
O. William Fenn, Jr. .................................................53,677
Nancy S. DeMoss.......................................................29,820
Steven D. Bell.......................................................169,369
Alan Lorberbaum.......................................................29,820
S. H. Sharpe..........................................................17,892
Frank J.B. Varallo.....................................................8,946
Edward J. Bauman.......................................................2,804
Thomas R. Sloan........................................................3,319
Carlisle Investments LP...............................................12,073
Thomas E. Wright......................................................14,357
Mary B. Eskridge......................................................19,269
Douglas E. Wright......................................................7,226
Franklin D. Bell......................................................12,641
John C. Koon...........................................................8,393
Bernard Blessing.......................................................3,357
Edward U. Austin Revocable Trust
  dated July 13, 1992..................................................3,357
Charles H. Bell and Lea M. Bell Living Trust..........................11,866
James H. Millis........................................................6,076
Robert E. Chase........................................................1,805
Hubert Humphrey.......................................................24,079
Briarcliffe Mall Limited Partnership..................................21,219
William M. Johnson Investments I, LLLP................................74,505
William M. Johnson Investments II, LLLP..............................100,000
Ehney A. Camp, III....................................................11,575
William M. Silsbee, Jr. ...............................................5,787
Richard S. Brinson.....................................................5,787
Pei-Cheng Chi..........................................................1,781
Fred W. Rock...........................................................1,781
Robin Kim Conner.......................................................1,781
THL Investments, LLC..................................................89,285
JKL Investments, LLC..................................................89,285
MJE, L.L.C. .........................................................157,140
The Mission Society for United Methodists.............................11,000
Carl F. Bailey........................................................17,595
Paul F. Earle.........................................................17,595
John N. Hughey........................................................17,595
Robert A. Jackson.....................................................17,595
Charles A. McGehee....................................................17,595
Herbert A. Meisler....................................................17,595
Claude B. Nielsen......................................................5,865
John P. Rigrish.......................................................17,595
Donald T. Senterfitt...................................................2,159
C. Reynolds Thompson, III.............................................17,595
William M. & Phyllis B. Johnson Foundation, Inc. ....................177,669
Tutwiler Properties, Ltd. ...........................................388,898

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following is a description of federal income tax considerations to a holder of common shares of the Company. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. As used in this section, the term "Company" refers solely to Colonial Properties Trust, the term "Management Corporation" refers to Colonial Properties Services, Inc., and the term "Management Partnership" refers to Colonial Properties Services Limited Partnership.

     Each prospective purchaser is advised to consult with its own tax advisor regarding the specific federal income tax consequences to it in light of its specific or unique circumstances of the purchase, ownership and sale of shares in an entity electing to be taxed as a REIT, and any state, local and foreign tax consequences and of potential changes in applicable tax laws.

Taxation of the Company

     General. The Company has elected to be taxed as a REIT under the Internal Revenue Code. The Company believes that it is organized and has operated in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and the Company intends to continue to operate in such a manner. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Internal Revenue Code and described in this Prospectus with regard to, among other things, the source of its gross income, the composition of its assets, distribution levels and diversity of stock ownership. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so.

     In any year in which the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its REIT taxable income or capital gain that it currently distributes to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. However, the Company will be subject to federal income tax as follows.

o The Company will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

o Under some circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference.

o If the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

o The Company's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

o If the Company fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying for the 95% test, multiplied in either case by a fraction intended to reflect the Company's profitability.

o The Company will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if the Company fails to distribute during each calendar year at least the sum of:

-        85% of its REIT ordinary income for the year;

-        95% of its REIT capital gain net income for the year; and

-        any undistributed taxable income from prior taxable years.

o The Company will be subject to a 100% tax on amounts received if arrangements between the Company, its tenants and a taxable REIT subsidiary that are not comparable to similar arrangements between unrelated parties.

     In addition, if the Company acquires any asset from a taxable "C" corporation in a carry-over basis transaction, it could be liable for specified tax liabilities inherited from the "C" corporation. To its knowledge, the Company has not acquired any assets from a "C" corporation in a carry-over basis transaction.

     Requirements for Qualification. The Internal Revenue Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status; (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and (9) that meets certain other tests, described below, regarding the nature of its income and assets. Conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. The Company believes that it has issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, the Company's Declaration of Trust contains restrictions regarding the transfer of its common shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Redemption of Units - Comparison of Ownership of Units and Common Shares - Antitakeover Provisions." These restrictions, however, may not ensure that the Company will be able to satisfy these share ownership requirements. If the Company fails to satisfy these share ownership requirements, it will fail to qualify as a REIT. For the Company's taxable years commencing after December 31, 1997, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of securities requesting information regarding the actual ownership of securities, but does not know, and exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the requirement.

     To qualify as a REIT, the Company cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. The Company has elected to be taxed as a REIT beginning with its first taxable year. Therefore, the Company has not had any undistributed non-REIT earnings and profits of its own. The Company has not merged with any other companies with preexisting operations and therefore could not have inherited any undistributed non-REIT earnings and profits that those companies might have had. As a result, the Company does not believe that it has any undistributed non-REIT earnings and profits. However, the Internal Revenue Service could determine otherwise.

     Taxable REIT Subsidiaries. A taxable REIT subsidiary of the Company is a corporation other than a REIT in which the Company directly or indirectly holds stock and that has made a joint election with the Company to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of the Company owns securities possessing more than 35% of the total voting power of the outstanding securities of such corporation. However, a taxable REIT subsidiary does not include certain health care and lodging facilities. A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular "C" corporation. In addition, a taxable REIT subsidiary of the Company may be limited in its ability to deduct interest paid to the Company.

     Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

     Income Tests. In order to maintain qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock, securities or some hedging instruments.

     Rents received by the Company will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

     Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, the Company is only allowed to provide services that are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, the Company may not provide "impermissible services" to the tenants except through an independent contractor that bears the expenses of providing the services and from whom the Company derives no revenue or through a taxable REIT subsidiary, subject to specified limitations. The Company, however, may provide impermissible services directly to tenants if the "impermissible tenant service income" at any particular property for any taxable year does not exceed 1% of the Company's total income from that property. The amount of impermissible tenant service income is deemed is the greater of the amount actually received by the REIT or 150% of the Company's direct cost of providing the service. If the total amount of impermissible tenant service income from a property does not exceed 1% of the Company's total income from the property, the services will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income will not qualify as rents from real property. If the impermissible tenant service income exceeds 1% of the Company's total income from a property, then all of the income from that property will fail to qualify as rents from real property.

     The Operating Partnership and/or the Management Partnership may receive fees in consideration of the performance of property management services with respect to certain Properties not owned entirely by the Operating Partnership. A portion of such fees (corresponding to that portion of a Property owned by a third-party) will not qualify under the 75% or 95% gross income test. The Operating Partnership also may receive certain other types of income with respect to the Properties it owns that will not qualify for the 75% or 95% gross income test. In addition, dividends on the Company's stock in the Management Corporation and its share of interest on the Management Corporation note will not qualify under the 75% gross income test. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if the Company's failure to meet the tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will fail to qualify as a REIT. As discussed above, under "Taxation of the Company - General," even if these relief provisions were to apply, the Company will be subject to a penalty tax based upon the amount of the nonqualifying income.

     Asset Tests. At the close of each quarter of its taxable year, the Company must satisfy four tests relating to the nature of its assets:

      (1) at least 75% of the value of the Company's total assets must be represented by real estate assets. The Company's real estate assets include, for this purpose, its allocable share of real estate assets held by the Operating Partnership and Management Partnership and the non-corporate subsidiaries of the Operating Partnership and Management Partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt of the Company, cash, cash items and government securities;

      (2) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class;

      (3) except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, the Company may not own more than 10% of any one issuer's outstanding voting securities and the Company may not own more than 10% of the total value of the outstanding securities of any one issuer; and

      (4)  not more than 20% of the value of the  Company's  total assets may be
           represented   by  the   securities   of  one  or  more  taxable  REIT
           subsidiaries.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT if it fails to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An acquisition of securities could include the Company increasing its interest in the Operating Partnership as a result of a merger, the exercise by limited partners of their redemption right relating to units in the Operating Partnership, or an additional capital contribution of proceeds of an offering of shares of beneficial interest by the Company. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation. If the Company were to fail to cure noncompliance with the asset tests within this time period, the Company would cease to qualify as a REIT.

     The Management Corporation will elect, together with the Company, to be treated as a taxable REIT subsidiary of the Company effective no later than March 31, 2001. So long as the Management Corporation qualifies as a taxable REIT subsidiary, the Company will not be subject to the 5% asset test, 10% voting securities limitation and 10% value limitation with respect to the Management Corporation. The Company may acquire securities in other taxable REIT subsidiaries in the future. The Company believes that the aggregate value of its taxable REIT subsidiaries will not exceed 20% of the aggregate value of its gross assets.

     As of each relevant testing date prior to the election to treat the Management Corporation as a taxable REIT subsidiary, which election first became available as of January 1, 2001, the Company did not own more than 10% of the voting securities of the Management Corporation or any other issuer. In addition, the Company believes that as of each relevant testing date prior to the election to treat the Management Corporation or any other corporation in which the Company owns an interest as a taxable REIT subsidiary of the Company, the Company's pro rata share of the value of the securities, including unsecured debt, of any issuer did not exceed 5% of the total value of the Company's assets.

     With respect to each issuer in which the Company currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, the Company believes that its pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of the Company's assets and that it complies with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers) with respect to each such issuer. With respect to its compliance with each of these asset tests, however, the Company cannot provide any assurance that the Internal Revenue Service might not disagree with the Company's determinations.

     Annual Distribution Requirements. The Company, in order to qualify for taxation as a REIT, is required to make dividend distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 90% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

     A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

     The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

     Under some circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Recordkeeping Requirements. The Company is required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be required and, if made, will not be deductible by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Tax Aspects of the Company's Investments in Partnerships

     General. The Company holds direct or indirect interests in the Operating Partnership and the Management Partnership and other partnerships and limited liability companies (each individually a "Partnership" and, collectively, the "Partnerships"). The Company believes that each of the Partnerships qualifies as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of the Partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which could preclude the Company from satisfying the asset tests and possibly the income tests (see "Federal Income Tax Considerations--Taxation of the Company--Asset Tests" and "--Income Tests"), and in turn could prevent the Company from qualifying as a REIT.

     Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, the Company's proportionate share of the assets and items of income of the Partnerships, including the Partnership's share of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of the Company for purposes of applying the asset and income tests. The Company has control over the Operating Partnership and the Management Partnership and substantially all of the partnership and limited liability company subsidiaries of the Operating Partnership and Management Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of the Company as a REIT.

     Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the Operating Partnership's partnership agreement requires such allocations to be made in a manner consistent with
Section 704(c). As a result, certain limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. These allocations will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) as applied by the Company do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to its as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "Federal Income Tax Considerations-Taxation of the Company-Annual Distribution Requirements."

     Sale of the Properties. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership has held and intends to continue to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Taxation of Taxable Domestic Holders of Common Shares

     As used in the remainder of this discussion, the term "U.S. shareholder" means a beneficial owner of a common share of the Company that is, for United States federal income tax purposes:

     o a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

     o a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

     o an estate the income of which is subject to federal income taxation regardless of its source; or

     o in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

Generally, in the case of a partnership that holds common shares of the Company, any partner that would be a U.S. shareholder if it held the common shares directly is also a or U.S. shareholder. A "non-U.S. shareholder" is a holder, including any partner in a partnership that holds common shares, that is not a U.S. shareholder.

     Distributions. As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the U.S. shareholder's common shares. Rather, such distributions will reduce the adjusted basis of such common shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder's common shares, they will be taxable as capital gains, assuming the common shares are a capital asset in the hands of the U.S. shareholder. If the Company declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, the Company will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

     The Company may elect to designate distributions of its net capital gain as "capital gain dividends." Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. If the Company designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

     The Company may elect to require shareholders to include the Company's undistributed net capital gains in their income. If the Company makes such an election, U.S. shareholders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and
(ii) will be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately.

     The Company will classify portions of any designated capital gain dividend as either:

o a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

o an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

     The Company must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the Company only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. shareholder of common shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of common shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. The Company will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. The Company's operating or capital losses would be carried over by the Company for potential offset against future income, subject to applicable limitations.

     In general, any loss upon a sale or exchange of securities by a U.S. shareholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company received by such U.S. shareholder are required to be treated by such U.S. shareholder as long-term capital gains.

     Sales of Shares. Upon any taxable sale or other disposition of common shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

o the amount of cash and the fair market value of any property received on the sale or other disposition; and

o        the holder's adjusted basis in the common shares for tax purposes.

     Gain or loss will be capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or more, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from the Company that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Shareholders

     Provided that a tax-exempt shareholder has not held its common shares as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from the Company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of common shares will not constitute UBTI unless the tax-exempt shareholder has held its share as debt financed property within the meaning of the Internal Revenue Code or has used the common shares in a trade or business.

     However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for applicable purposes to offset the income generated by its investment in the Company. These tax-exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under
Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in
Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

     A REIT is a pension held REIT if it meets the following two tests:

o it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

o either (a) at least one pension trust holds more than 25% of the value of the REIT's stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

     The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its Declaration of Trust, the Company does not expect to be classified as a pension held REIT.

Taxation of Foreign Shareholders

     Distributions by the Company. Distributions by the Company to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by the Company of "U.S. real property interests" nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of the Company's current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs.
Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. The Company expects to withhold U.S. income tax at the rate of 30% on any dividend distributions made to a non-U.S. shareholder unless:

o a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate is filed with the Company; or

o the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with the Company claiming that the distribution is effectively connected income.

     Distributions in excess of current and accumulated earnings and profits will be taxable to a non-U.S. shareholder (and will be subject to withholding tax) to the extent that the distributions exceed the non-U.S. shareholder's basis in its the Company's common shares. Distributions in excess of current or accumulated earnings and profits of the Company that do not exceed the adjusted basis of the non-U.S. shareholder in its common shares will reduce the non-U.S. shareholder's adjusted basis in its common shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

     The Company may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

     Distributions to a non-U.S. shareholder that are designated by the Company at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

o the investment in the common shares is effectively connected with the non-U.S. shareholder's trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

o the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by the Company of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

     The Company will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of the Company's net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

     Although the law is not clear on the matter, it appears that amounts designated by the Company as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by the Company of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by the Company were to exceed their actual United States federal income tax liability.

     Sale of Common Shares. Gain recognized by a non-U.S. shareholder upon the sale or exchange of the Company common shares generally would not be subject to United States taxation unless:

o the investment in the Company common shares is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

o the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

o the Company common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

     The Company's common shares will not constitute a United States real property interest if the Company is a domestically-controlled REIT. The Company will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders.

     The Company believes that, currently, it is a domestically controlled REIT and, therefore, that the sale of the Company's common shares would not be subject to taxation under FIRPTA. Because the Company's common shares are publicly traded, however, the Company cannot guarantee that it is or will continue to be a domestically-controlled REIT.

     Even if the Company does not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells its the Company common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

o the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

o the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the sale or exchange of the Company common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding and Information Reporting Requirements

     U.S. Shareholders

     In general, information-reporting requirements will apply to payments of distributions on Common Shares and payments of the proceeds of the sale of Common Shares to some shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 31% if:

     o the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

     o the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

     o there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

     o there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

     Some shareholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     Non-U.S. Shareholders

     Generally, information reporting will apply to payments of distributions on Common Shares, and backup withholding at a rate of 31% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

     The payment of the proceeds from the disposition of Common Shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Common Shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

     Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Considerations

     Management Corporation. A portion of the Company's income is comprised of dividends from the Management Corporation, and payments on the note held by the Operating Partnership. The Management Corporation is a regular C corporation and thus pays federal, state and local income taxes on its net income at normal corporate rates. Furthermore, after the effective date of an election by the Management Corporation to be a taxable REIT subsidiary of the Company, the Management Corporation will be limited in its ability to deduct interest payments made to the Company. Any federal, state or local income taxes that the Management Corporation is required to pay will reduce the amounts paid as dividends to the Company and, thus, will reduce the cash available for distribution by the Company to its shareholders.

     The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares of the Company.

     The Alabama Real Estate Investment Trust Act (the "Act"), which was enacted in July 1995, generally conforms the treatment of REITs (such as the Company) under Alabama tax law to federal law for tax years beginning after December 31, 1994. In particular, the Act specifically permits REITs to deduct dividends paid in computing taxable income for Alabama income tax purposes. In addition, the Act provides that neither REITs nor qualified REIT subsidiaries will be subject to a tax on the value of their shares in Alabama. Under Alabama law, each beneficiary of a REIT is required to report and pay Alabama tax on its share of the REIT's income to the extent described below. An individual who is an Alabama resident is required to report and pay tax on all of its share of the REIT's income, regardless of the source of that income. An individual who is not resident in Alabama for Alabama state income tax purposes is required to report and pay tax only on income considered to be Alabama source income (i.e., income that would be subject to tax in Alabama if received directly by the individual). For this purpose, however, income derived by a REIT with respect to stock or securities is not considered to be Alabama source income merely because the securities are issued by a corporation organized under Alabama law or doing business in Alabama. Similar treatment applies to a corporate beneficiary of a REIT that is not organized or otherwise engaged in a "trade or business" in Alabama. The Company has received an opinion from special Alabama tax counsel to the effect that so long as the Company's sole assets consist of stock and securities of other corporations or partnerships (i.e., the Management Corporation, the Operating Partnership), (i) individual shareholders of the Company who are not residents of Alabama for Alabama state income tax purposes and who do not otherwise receive taxable income from property owned or business transacted in Alabama and (ii) corporate shareholders not organized in Alabama that do not otherwise receive income from sources within, or business transacted in, Alabama will not be required to file tax returns in Alabama or pay tax in Alabama as a result of investing in common shares of the Company.

     The state of Alabama imposes a privilege tax on a REIT organized under Alabama law. The amount of the privilege tax due is based on the REIT's net worth. The privilege tax imposed on a REIT shall be not less than $100 nor more than $500,000. Any Alabama privilege tax that the Company is required to pay will reduce the cash available for distribution by the Company to Shareholders.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the possible issuance from time to time by us of up to 425,925 common shares if, and to the extent that, we elect to issue such shares to the holders of up to 425,925 units issued pursuant to the Operating Partnership's Executive Unit Purchase Plan, upon the tender of such units for redemption. The registration of the issuance of these shares does not necessarily mean that any holders will elect to redeem their units or that we will issue any common shares upon any redemption.

     This prospectus also relates to the resale of up to 11,450,469 common shares. The shares registered for resale include 254,925 shares that may be issued to "affiliates" of the Company upon redemption of units they purchased under the Executive Unit Purchase Plan, 408,791 shares that we issued in unregistered transactions at the time of our initial public offering in 1993, and 10,787,325 shares that we may issue in unregistered transactions upon redemption of units issued in connection with, or after, the Company's initial public offering in exchange for properties and other assets.

     We will not receive any proceeds from the offering by the selling shareholders. Any of the selling shareholders may from time to time, in one or more transactions, or a series of transactions, sell all or a portion of the offered shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which our common shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling shareholders and, at the time of such determination, may be higher or lower than the market price of our common shares on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of the offered shares for whom they may act as agents, and underwriters may sell the offered shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The offered shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered shares may be sold include:

o a block trade in which a broker-dealer engaged will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o        an exchange distribution in accordance with the rules of the NYSE;

o        privately-negotiated transactions; and

o        underwritten transactions.

     The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling shareholders and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     When a selling shareholder elects to make a particular offer of offered shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

     To comply with any applicable state securities laws, the offered shares may be sold only through registered or licensed brokers or dealers. In addition, in some states, the offered shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is satisfied.

     We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including

(1)      all registration and filing fees,

(2)      printing expenses and fees; and

(3)      disbursements of counsel and accountants for the Company.

The selling shareholders will pay:

(1)      any underwriting discounts, sales and commissions,

(2)      fees and disbursements of counsel for the selling shareholders; and

(3)      transfer taxes, if any.

     We have also agreed to indemnify each of the selling shareholders and their respective officers, directors and trustees and each person who controls, within the meaning of the Securities Act, such selling shareholder against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us, our officers and trustees and each person who controls, within the meaning of the Securities Act, us, and each of the other selling shareholders, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder, provided, however, that the indemnification obligation is several, not joint, as to each selling shareholder.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of each document.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street. N.W.     7 World  Trade Center        500 West Madison Street
Room 1024                  Suite 1300                   Suite 1400
Washington, D.C.  20549    New York, New York  10048    Chicago, Illinois  60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Our SEC filings can also be read at the following address:

         New York Stock Exchange
         20 Broad Street
         New York, New York  10005

     Our SEC filings are also available to the public on the SEC's Web Site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

   1. Annual Report on Form 10-K for the year ended December 31, 1999 (the "10-K ").

   2.   Current report on Form 8-K filed on February 18, 1999.

   3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

   4. Registration Statement on Form 8-A, which incorporates by reference a description of the common shares from our Registration Statement on Form S-11 (File No. 033-12358).

     You may request a copy of these filings (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), at no cost, by writing or calling us at the following address:

                           Howard B. Nelson, Jr.
                           Chief  Financial  Officer
                           2101 Sixth  Avenue  North,
                           Suite 750, Birmingham, Alabama 35203,
                           (205) 250-8700.

     You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of the common shares in any state where the offer is not permitted.

                                  LEGAL MATTERS

     The legality of the common shares offered hereby and certain tax matters related to the ownership of common shares will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. Certain Alabama tax matters will be passed on for the Company by Sirote & Permutt, P.C., Birmingham, Alabama.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

                  The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

       Registration Fee.....................................       $79,204.21
       Printing and Duplicating Expenses....................       $ 5,000
       Legal Fees and Expenses..............................       $60,000
       Accounting Fees and Expenses.........................       $ 7,500
       Miscellaneous........................................       $10,000
                                                                   -------

       Total................................................      $161,704.21
                                                                  -----------



Item 15.          Indemnification of Trustees and Officers

     Under the Alabama Real Estate Investment Trust Act of 1995 (the "Alabama REIT law"), a real estate investment trust formed in Alabama is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. Our Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by the Alabama REIT law.

     The Alabama REIT law permits an Alabama real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Sections 10-2B-8.50 to 10-2B-8.58, inclusive, of the Code of Alabama, 1975 (the "Alabama Corporate Code") for directors and officers of Alabama corporations. In accordance with the Alabama Corporate Code, our Bylaws require us to indemnify

          (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at our express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding;

           (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at our express request, who is made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding if:

                          (i)     he conducted himself in good faith;

                          (ii)    he reasonably believed the following:

                                 (A) in the case of conduct in his official
                                     capacity with us, that the conduct was
                                     in our best interest;

                                 (B) in all other cases, that the conduct was
                                     at least not opposed to its best interests;

                          (iii)  in   the   case   of   any   criminal
                                 proceeding,   he  had  no  reasonable
                                 cause  to  believe  his  conduct  was
                                 unlawful,   provided,  however,  that
                                 indemnification will not be available
                                 if  it is  established  that  (1)  in
                                 connection with a proceeding by us or
                                 in our right,  he was adjudged liable
                                 us,  or (2) in  connection  with  any
                                 other  proceeding  charging  improper
                                 personal  benefit to him,  whether or
                                 not involving  action in his official
                                 capacity,  he was adjudged  liable on
                                 the basis that  personal  benefit was
                                 improperly received by him; and

           (c) any present or former shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at our express request against any claim or liability to which he may become subject by reason of such status.

     In addition, our Bylaws require the us to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status; provided, that in the case of a trustee or officer,

           (i) we shall have received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by us as authorized by the Bylaws;

           (ii) we shall have received a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the applicable standard of conduct was not met; and

           (iii) a determination shall have been made, in accordance with Section 8.55 of the Alabama Corporate Code, that the facts then known to those making the determination would not preclude indemnification under the provisions of the Bylaws.

     We may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Company and to any employee or agent of the Company or a predecessor of the Company.

Item 16.          Exhibits

Exhibit Number             Exhibit

4.1      *                 Declaration of Trust of the Company
4.2                        Bylaws of the Company
5                          Opinion of Hogan & Hartson L.L.P. regarding the
                           legality of the securities being registered
8.1                        Tax Opinion of Hogan & Hartson L.L.P.
8.2                        Tax Opinion of Sirote & Permutt P.C.
23.1                       Consent of PricewaterhouseCoopers L.L.P.
23.2                       Awareness Letter of PricewaterhouseCoopers L.L.P.
23.3                       Consent of Hogan & Hartson L.L.P.
                                (included as part of Exhibit 5)
23.4                       Consent of Sirote & Permutt, P.C.
                                (included as part of Exhibit 8.2)
24       **                Power of Attorney
99.1                       Third Amended and Restated Agreement of Limited
                           Partnership of Colonial Realty Limited Partnership

-------
* Incorporated by reference to the Company's Form 8-K dated November 5, 1997 ** Filed as part of the signature page of this Registration Statement.

ITEM 17.          Undertakings

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           (iii) To  include  any  material   information   with
                                 respect  to  the  plan  of   distribution   not
                                 previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and
                                 (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to
                                 Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned Registrant hereby undertakes that and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on February 6, 2001.

                            COLONIAL PROPERTIES TRUST

                            By: /s/ Thomas H. Lowder
                                --------------------
                            Thomas H. Lowder
                            President, Chief Executive Officer
                            and Chairman of the Board

                                POWER OF ATTORNEY

               We, the undersigned trustees and officers of Colonial Properties Trust, do hereby constitute and appoint Thomas H. Lowder and Howard Nelson, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities February 6, 2001

              SIGNATURE                                     TITLE

     /s/ Thomas H. Lowder                         President, Chief Executive
------------------------------------              Officer and Chairman of
                                                  the Board

     /s/ Howard B. Nelson, Jr.                    Senior Vice President and
------------------------------------              Chief Financial Officer
         Howard B. Nelson, Jr.                    (Principal Financial Officer)


     /s/ Kenneth E. Howell                        Vice President and Controller
------------------------------------              (Principal Accounting Officer)
         Kenneth E. Howell


     /s/ James K. Lowder                          Trustee
------------------------------------
         James K. Lowder

     /s/ Carl F. Bailey                           Trustee
------------------------------------
         Carl F. Bailey

     /s/ M. Miller Gorrie                         Trustee
------------------------------------
         M. Miller Gorrie

     /s/ Donald T. Senterfitt                     Trustee
------------------------------------
         Donald  T. Senterfitt

     /s/ Claude B. Nielsen                        Trustee
------------------------------------
         Claude B. Nielsen

     /s/ Harold W. Ripps                          Trustee
------------------------------------
         Harold W. Ripps

     /s/ Herbert A. Meisler                       Trustee
------------------------------------
         Herbert A. Meisler

     /s/ William M. Johnson                       Trustee
------------------------------------
         William M. Johnson

                                  EXHIBIT INDEX

Exhibit                                                                   Page
Number            Exhibit                                                Number

4.1   *           Declaration of Trust of the Company...................
4.2               Bylaws of the Company.................................
5                 Opinion of Hogan & Hartson L.L.P. regarding the
                  legality of the securities being registered...........
8.1               Tax Opinion of Hogan & Hartson L.L.P..................
8.2               Tax Opinion of Sirote & Permutt P.C...................
23.1              Consent of PricewaterhouseCoopers LLP.................
23.2              Awareness Letter of PricewaterhouseCoopers L.L.P......
23.3              Consent of Hogan & Hartson L.L.P.
                     (included as part of Exhibit 5)....................
23.4              Consent of Sirote & Permutt, P.C.
                     (included as part of Exhibit 8.2)..................
24    **          Power of Attorney.....................................
99.1              Third Amended and Restated Agreement of Limited
                  Partnership of Colonial Realty Limited Partnership....

-------
* Incorporated by reference to Company's Form 8-K dated November 5, 1997. ** Filed as part of the signature page of this Registration Statement.